EXHIBIT 10.21

                            UIL HOLDINGS CORPORATION

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                        CHANGE IN CONTROL SEVERANCE PLAN
             (AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 24, 2001)

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                                    ARTICLE I

                                 PURPOSE OF PLAN

         1.1 The purpose of the UIL Holdings Corporation Change in Control Severance Plan ("Plan") is to provide the officers and certain executives and key employees of UIL Holdings Corporation and its wholly-owned direct and indirect subsidiary corporations (each a "Company") with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the individual's employment by a Company is terminated by such Company (or a successor to such Company, whether direct or indirect, by purchase, merger, consolidation or otherwise - a "Successor") under any of the circumstances described herein, thereby encouraging the continued attention and dedication of each such officer, executive or key employee to the continued success of such Company.

                                   ARTICLE II

                          ELIGIBILITY FOR PARTICIPATION

         2.1 The Board of Directors of UIL Holdings Corporation (the "Board") shall, from time to time and in its absolute discretion, select the persons to be covered by the Plan (each a "Participant") and, if the Participant is not an officer, determine whether the Participant is an executive or a key employee, and shall notify each Participant of this selection and provide to each Participant a copy of the Plan.

         2.2 Participation in the Plan shall not in any respect be deemed to grant the Participant a right to continued participation in the Plan; nor shall participation in the Plan be deemed to grant the Participant a right to continued employment by a Company. A Participant may be a party to an Employment Agreement with a Company that provides for the payment of benefits to such Participant in the event of a Change in Control of such Company, as the term Change in Control is defined herein, in which case and event the

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benefits payable in aggregate to such Participant shall be the greater amount provided for in the Plan or in such Participant's Employment Agreement.

                                   ARTICLE III

                                      TERM

         3.1 Except under the circumstances described in Section 3.3 below, the Board (or the governing body of a Successor to UIL Holdings Corporation) may, by written notice to all Participants that shall take effect not less than twelve
(12) months after the date of such notice, terminate or suspend the Plan, or amend the Plan so as to impair the rights of all Participants in the Plan.

         3.2 Except under the circumstances described in Section 3.3 below, the Board (or such governing body) may, by written notice to any Participant that shall take effect not less than twelve (12) months after the date of such notice, terminate the participation of such Participant in the Plan, or amend the Plan so as to impair the rights of such Participant in the Plan.

         3.3 Termination or suspension of the Plan, or any amendment of the Plan that impairs the rights of any Participant, occurring on or after a Change in Control, as that term is defined herein, shall not take effect until twenty-four (24) months after the occurrence of such Change in Control.

         3.4 Subject to Sections 3.1, 3.2 and 3.3 above, the Board (or such governing body) may, at any time and from time to time, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely.

                                    ARTCLE IV

                            ELIGIBILITY FOR BENEFITS

         4.1 For the purpose of the Plan, Change in Control of a Company shall mean any of the following events:

                  (a) any merger or consolidation of such Company with any corporate shareowner or group of corporate shareowners holding twenty-five percent (.25) or more of the Common Stock of UIL Holdings Corporation (or a successor to UIL Holdings Corporation, whether direct or indirect, by purchase, merger, consolidation or otherwise - a "Successor"), or with any other corporation or group of corporations that is, or after such merger or consolidation would be, or be affiliated with, a shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of UIL Holdings Corporation or a Successor, or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of such Company having an aggregate fair market value of $50


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million or more to or with any shareowner or group of shareowners holding twenty-five percent (.25) or more of the Common Stock of UIL Holdings Corporation or a Successor, or to or with any affiliate of any such shareowner or group of shareowners; or

                  (c) the issuance or sale by such Company, or the sale by UIL Holdings Corporation or a Successor, in exchange for cash, securities or other consideration having an aggregate fair market value of $50 million or more, of any securities of such Company to any shareowner or group of shareowners holding twenty-five percent (.25) or more of the Common Stock of UIL Holdings Corporation or a Successor, or to any affiliate of any such shareowner or group of shareowners; or

                  (d) the implementation of any plan or proposal for the liquidation or dissolution of such Company, or of UIL Holdings Corporation or a Successor, proposed by or on behalf of any shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of UIL Holdings Corporation or a Successor, or by or on behalf of any affiliate of any such shareowner or group of shareowners; or

                  (e) any reclassification of securities (including a reverse stock split), or recapitalization, of UIL Holdings Corporation or a Successor, or any other transaction, which has the effect, directly or indirectly, of increasing the proportionate share of outstanding shares of any class of equity securities, or securities convertible into any equity securities, of UIL Holdings Corporation or a Successor, which class of securities is directly or indirectly owned by a shareowner or group of shareowners owning at least twenty-five percent (.25) of the Common Stock of UIL Holdings Corporation or a Successor, or by any affiliate of any such shareowner or group of shareowners.

         The Board of Directors of such Company may, from time to time, by the affirmative vote of not less than a majority of the entire membership of said Board of Directors, at a meeting of said Board of Directors called and held for the purpose, modify the phrase "twenty-five percent (.25)" in one or more of the foregoing Sections (7)(a), (7)(b), (7)(c), (7)(d) and/or (7)(e) to a lesser percentage, but not less than twenty percent (.20).

         4.2 If a Company (or its Successor) terminates a Participant's employment involuntarily other than for Cause, as defined in Section 4.4 below, during the twenty-four (24) months following a Change in Control, the benefits described in Article V hereof shall become payable to the Participant.

         4.3 Subject to the provisions of Section 4.5 below, if a Participant terminates his or her employment during the twenty-four (24) months following a Change in Control and within ninety (90) days following the occurrence of one or more of the events constituting Constructive Termination, as herein defined, the benefits described in Article V hereof shall become payable to the Participant. For the purposes of the Plan, Constructive Termination shall mean any of the following events:



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                  (a)  The assignment to a Participant without his or her
written consent of any duties materially inconsistent with such Participant's position, duties, responsibilities and status with a Company immediately prior to the Change in Control, or any diminishment in such Participant's management responsibilities, duties or powers as in effect immediately prior the Change in Control, or the removal from or failure to re-elect him or her to any such position or office, except in the event of termination of such Participant's employment for Cause, death or mandatory retirement; or

                  (b) A reduction in the Participant's base annual salary rate, unless such reduction is part of and consistent with a general reduction of the compensation rates of all employees of his or her Company (or its Successor) and all of its wholly-owned and majority-owned subsidiaries; or

                  (c) A failure to increase the Participant's base annual salary rate on a basis consistent (as to frequency and amount) with the base annual salary rates of the other officers (if the Participant is an officer), executives (if the Participant is an executive) or key employees (if the Participant is a key employee) of his or her Company (or its Successor); or

                  (d) A failure to continue the Participant's participation in the benefit plans of his or her Company (or its Successor) on the same basis, both in terms of the amount of benefits provided and the level of the Participant's participation relative to other officers (if the Participant is an officer), executives (if the Participant is an executive) or key employees (if the Participant is a key employee) of such Company.

         4.4 For the purposes of the Plan, a Company (or its Successor) shall be deemed to have Cause to terminate a Participant's employment only upon such Participant's (A) conviction of a felony involving personal dishonesty or moral turpitude, (B) total and permanent physical or mental disability, or (c) absence from work on a full-time basis, due to physical or mental illness, for an uninterrupted 365-day period.

         4.5  The provisions of Section 4.3 above shall be inoperative unless,
(A) within thirty (30) days after an occurrence that the Participant considers to be an event constituting Constructive Termination, the Participant gives notice to the Board (or the governing body of a Successor to UIL Holdings Corporation) stating that in his or her opinion such event has occurred and setting forth in reasonable detail the relevant facts and circumstances, and (B) within thirty (30) days after receipt of such notice (the "30-day cure period") the Participant's Company (or its Successor) has failed to remedy or otherwise cure the situation to the Participant's satisfaction or to persuade the Participant that the facts and circumstances do not constitute an event constituting Constructive Termination. If the Participant's Company (or its Successor) shall, within such 30-day cure period, remedy or otherwise cure the situation, a recurrence thereof or another occurrence constituting Constructive Termination shall constitute a new event for purposes of Section 4.2 above and the provisions of clause (B) of this Section 4.5 shall not apply upon such recurrence or new occurrence.



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In the event that a Participant and his or her Company (or its Successor) shall, after expiration of the 30-day cure period (or, if there is no 30-day cure period, ten (10) days after the giving of the notice referred to in clause (A) of this Section 4.5) remain in substantial disagreement as to whether or not an event has occurred that constitutes Constructive Termination, the disagreement shall be resolved by arbitration, as follows: The non-employee members of the Board (or the governing body of a Successor to UIL Holdings Corporation), by a majority vote of such members, shall, promptly on the request of the Participant or his or her Company (or its Successor), appoint an arbitrator, who shall not be a member of the Board (or the governing body of a Successor to UIL Holdings Corporation) or an officer or employee of any Company (or its Successor), to determine whether an event constituting Constructive Termination has occurred. The person so appointed shall determine all procedural matters relating to the arbitration. The decision of the arbitrator shall be conclusive and binding upon the Participant and his or her Company (or its Successor), and judgment upon such determination may be entered in any court having jurisdiction.

Nothing herein shall require a Participant to remain in the employ of a Company (or its Successor) beyond the expiration of any 30-day cure period in order to qualify for compensation under Section 4.3 above; but if the Participant remains in the employ of the Company (or such Successor) thereafter, the twenty-four
(24) month and ninety (90) day periods of Section 4.3 above shall be deemed extended by the number of days elapsed from the earlier of (a) expiration of any 30-day cure period, or (b) the appointment of the arbitrator, to the date on which notice of the arbitrator's decision is served on the Participant.

         4.6 Any termination of a Participant by his or her Company (or its Successor) for Cause shall be given in writing and shall specify the relevant facts and circumstances.

         4.7 In no event shall the voluntary resignation or retirement of a Participant give rise to any benefits under the Plan.

                                    ARTICLE V

                                    BENEFITS

         5.1  In the event of termination covered by Section 4.2 or Section
4.3 above, the Participant shall be entitled to receive:

                  (a) If the Participant is the Chief Executive Officer of a Company (or its Successor), (i) such Company (or such Successor) shall pay such Participant, within thirty (30) days, a lump sum amount equal to three (3) times such Participant's Total Compensation immediately prior to the date of his or her termination; and (ii) such Company (or such Successor) shall maintain in full force and effect, for the continued benefit of such Participant for the period ending on the third anniversary of the date of his


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or her termination, all employee benefit plans and programs in which such
Participant was entitled to participate immediately prior to the date of his or her termination, provided that such Participant's continued participation is possible under the general terms and provisions of such plans and programs and applicable law and, if such Participant's participation in any such plan or program is barred as a result of his or her termination, such Company (or such Successor) shall arrange to provide such Participant with benefits substantially similar on an after-tax basis to those that he or she would have been entitled to receive under such plan or program; and (iii) such Participant shall receive the addition of three (3) years of service deemed as an employee of such Company (or such Successor) in the calculation of the benefits payable to such Participant under the retiree medical benefit plan(s) of such Company (or such Successor) and in the calculation of any benefits payable to such Participant as a supplemental retirement benefit under his or her Employment Agreement.

                  (b) If the Participant is an officer other than the Chief Executive Officer, or an executive, of a Company (or its successor), (i) such Company (or such Successor) shall pay such Participant, within thirty (30) days, a lump sum amount equal to two (2) times such Participant's Total Compensation immediately prior to the date of his or her termination; and (ii) such Company (or such Successor) shall maintain in full force and effect, for the continued benefit of such Participant for the period ending on the second anniversary of the date of his or her termination, all employee benefit plans and programs in which such Participant was entitled to participate immediately prior to the date of his or her termination, provided that such Participant's continued participation is possible under the general terms and provisions of such plans and programs and applicable law and, if such Participant's participation in any such plan or program is barred as a result of his or her termination, such Company (or such Successor) shall arrange to provide such Participant with benefits substantially similar on an after-tax basis to those that he or she would have been entitled to receive under such plan or program; and (iii) such Participant shall receive the addition of two (2) years of service deemed as an employee of such Company (or such Successor) in the calculation of the benefits payable to such Participant under the retiree medical benefit plan(s) of such Company (or such Successor) and in the calculation of any benefits payable to such Participant as a supplemental retirement benefit under his or her Employment Agreement.

                  (c) If the Participant is not an officer or an executive of a Company (or its Successor), (i) such Company (or such Successor) shall pay such Participant, within thirty (30) days, a lump sum amount equal to such Participant's Total Compensation immediately prior to the date of his or her termination; and (ii) the Company (or such Successor) shall maintain in full force and effect, for the continued benefit of such Participant for the period ending on the first anniversary of the date of his or her termination, all employee benefit plans and programs in which such Participant was entitled to participate immediately prior to the date of his or her termination, provided that such Participant's continued participation is possible under the general terms and provisions of such plans and programs and applicable law and, if such Participant's participation in any such plan or program is barred as a result of his or her termination,


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the Company (or such Successor) shall arrange to provide such Participant with benefits substantially similar on an after-tax basis to those that he or she would have been entitled to receive under such plan or program; and (iii) such Participant shall receive the addition of one (1) year of service deemed as an employee of such Company (or such Successor) in the calculation of the benefits payable to such Participant under the retiree medical benefit plan(s) of such Company (or such Successor) and in the calculation of the benefit payable to such Participant under the Pension Plan of such Company (or such Successor).

                  (d) For purposes of the Plan, Total Compensation is defined as the sum of a Participant's base annual salary rate immediately prior to the date of such Participant's termination and the target amount payable to such Participant under any annual Executive Incentive Compensation Program of a Company (or its Successor).

                  (e) The Participant will not be required to mitigate the amount of any payment or health insurance benefit provided for in this Section
5.1 by seeking other employment or otherwise; provided, however, that if the Participant obtains other employment that offers employee health insurance benefit plans or programs to the Participant, the Participant shall enroll in all such health insurance plans and programs and the employee health insurance benefits payable under any corresponding health insurance plan or program provided to the Participant under the Plan shall be reduced by the health insurance benefits payable under such other plan or program.

         5.2 If, for purposes of the excise tax imposed by Section 4999 of the Internal Revenue Code:

                  (a) The payments that a Participant is entitled to receive under the Plan, together with any other payment or distribution by a Company (or its Successor) to or for the benefit of the Participant (whether paid or payable or distributed or distributable) pursuant to the Plan or otherwise, would be less than or equal to 3.2 times the "base amount" of such Participant's compensation (as defined in Section 280G of the Internal Revenue Code, and not governed by any term(s) defined in the Plan), any portion of such payments that would constitute "excess parachute payments" (as defined in said Section 280G) subject to such excise tax shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to such excise tax.

                  (b) The payments that a Participant is entitled to receive under the Plan, together with any other payment or distribution by a Company (or its Successor) to or for the benefit of the Participant (whether paid or payable or distributed or distributable) pursuant to the Plan or otherwise, would be more than 3.2 times the "base amount" of such Participant's compensation (as defined in Section 280G of the Internal Revenue Code, and not governed by any term(s) defined in the Plan), but not more than 4.0 times such "base amount," such Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount equal to (i) the amount of the excise tax imposed on the Participant in respect of the payments he or she is entitled to receive (the "Excise Tax"), plus (ii) all federal, state and local income, employment and excise taxes


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(including any interest or penalties imposed with respect to such taxes) imposed on the Participantin respect of the Gross-Up Payment, such that after payment of all such taxes (including any applicable interest or penalties) on the Gross-Up Payment, the Participant retains a portion of the Gross-Up Payment equal to the Excise Tax.

                  (c) The payments that a Participant is entitled to receive under the Plan, together with any other payment or distribution by a Company (or its Successor) to or for the benefit of the Participant (whether paid or payable or distributed or distributable) pursuant to the Plan or otherwise, would be more than 4.0 times the "base amount" of such Participant's compensation (as defined in Section 280G of the Internal Revenue Code, and not governed by any term(s) defined in the Plan), the portion of such payments that would constitute "excess parachute payments" (as defined in said Section 280G) subject to said excise tax shall be reduced to the largest amount that will not cause the payments that such Participant is entitled to receive to exceed 4.0 times such "base amount," and the provisions of (b) above shall apply.

         5.3 Not later than the day prior to the date of the Change in Control, UIL Holdings Corporation will cause to be paid to the Trustee of The United Illuminating Company Supplemental Retirement Benefit Trust established pursuant to the Agreement, made as of the 1st day of June, 1995 and as amended effective December 31, 1995 and July 20, 2000, between said Company and State Street Bank and Trust Company, as Trustee, cash in an amount equal to a sum, calculated by said Company's independent certified public accountants, reasonably sufficient to pay and discharge each Company's future obligations, if any, to all Participants in the Plan assuming, for purposes of such calculation, that the employment of all of the Participants is terminated on the date of the Change in Control.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 UIL Holdings Corporation will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses or assets of said Company to assume and adopt the Plan. If said Company fails to obtain such agreement prior to the effective date of any such succession, (a) any Participant who is not offered a position, duties, responsibilities, compensation and status that are equivalent in all material respects to his or her position, duties, responsibilities, compensation and status with his or her Company immediately prior to the succession may terminate his or her employment within thirty (30) days of such succession and treat such termination as an involuntary termination under Section 4.2 above after a Change in Control, entitling such Participant to the benefits provided him or her in Article V hereof in respect of such a termination; (b) any Participant who is offered a position, duties, responsibilities, compensation and status that are equivalent in all material respects to his or her position, duties, responsibilities, compensation and status immediately prior to the succession shall thereafter have no rights under the Plan,


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unless during the twenty-four (24) months following such succession (i) the
Participant's employment shall be terminated otherwise than for Cause, as defined in Section 4.4 above, or (ii) such Participant shall terminate his or her employment within ninety (90) days following the occurrence of one or more of the events constituting Constructive Termination as described in Section 4.3 above, in either of which cases the benefits to which such Participant would be entitled under Article V hereof in respect of a Constructive Termination after a Change in Control under Section 4.3 above shall become payable to him or her; and (c) UIL Holdings Corporation shall remain liable for the payment of any benefits to which the Participant may become entitled under the foregoing clauses (a) and (b) of this Section 6.1

         6.2 If any Participant receiving benefits under Article V of this Plan should die while any amounts are still payable to him or her thereunder, all such amounts shall be paid to the Participant's designated beneficiary or, if no designation has been made, to his or her spouse, if any, and if none, to his or her children then living, if any, in equal payments, and if none, to the Participant's personal representatives.

         6.3 In the event that a Participant institutes any legal action to enforce his or her rights under the Plan, and provided that he or she is the prevailing party, such Participant shall be entitled to recover from UIL Holdings Corporation (or its Successor) any actual and documented expenses for reasonable attorney's fees and disbursements incurred by him or her.

         6.4 Any dispute or controversy, except a disagreement described in the second paragraph of Section 4.5, arising under or in connection with the Plan shall be settled exclusively by arbitration in New Haven, Connecticut, in accordance with the rules of the American Arbitration Association then in effect; and judgment may be entered on the arbitration award in any court having jurisdiction.

         6.5 Any notice or other communication pursuant to the Plan intended for a Participant shall be deemed given when personally delivered to such Participant or sent to such Participant by registered or certified mail, return receipt requested, at such Participant's residence address as it appears on the records of the Participant's Company (or its Successor), or at such other address as such Participant shall have specified by notice to such Company (or its Successor) in the manner herein provided. Any notice or other communication pursuant to the Plan intended for the Participant's Company (or its Successor) shall be deemed given when personally delivered to the Secretary or Assistant Secretary of UIL Holdings Corporation (or its Successor), or sent to the attention of the Secretary or Assistant Secretary by registered or certified mail, return receipt requested, at its headquarters at 157 Church Street, New Haven, Connecticut, or at such other address as said Company (or its Successor) shall have specified by notice to all of the Participants in the manner herein provided.

         6.6 A Participant may not assign, anticipate, transfer, pledge, hypothecate or alienate in any manner any interest arising under the Plan, nor shall any such interest be


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subject to attachment, bankruptcy proceedings or to any other legal processes or to the interference or control of creditors or others.

         6.7 It is intended that the decision of the Board (or the governing Board of a Successor to UIL Holdings Corporation) or its designated arbitrator as specified in the Plan shall be exclusive and final with respect to the interpretation or application of the Plan. If any body of law should be used or applied in determining the meaning or effect of the Plan, it shall be the law of the State of Connecticut.

         6.8 In the event any provision of the Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.



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